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                                                                   EXHIBIT 99.1


                     The Associated Press State & Local Wire

                      October 26, 2000, Thursday, BC cycle

             WILLIAM RUGER RETIRES AS CHAIRMAN OF STURM, RUGER & CO.


     FAIRFIELD, Conn. -- William B. Ruger, who led Sturm, Ruger & Co. for 51 years, has retired as chairman, treasurer and chief executive of the firearms maker.

     The company's board of directors appointed William B. Ruger Jr. as chairman and chief executive.

     The senior Ruger will stay on with the company as chairman emeritus. The change was announced late Tuesday at a company board meeting.

     Last year, Sturm, Ruger & Co. surpassed the financially wounded Smith & Wesson as the country's top gun maker.

     In 1999, Sturm, Ruger had $241 million in sales and a profit of $33.7 million. The company has turned a profit each year since 1950.

     Erle Blanchard, the president, vice chairman and treasurer of the company, said these successes were achieved without ever borrowing money.

     "He has never gone to the bank," Blanchard said.

     Sturm, Ruger is unique in offering four product lines: rifles, shotguns, pistols and revolvers.

     The company also has spread out with a casting business that makes military and sporting goods products, including titanium club heads for Callaway Golf.

     Ruger has been credited in recent years with keeping the company profitable amid lawsuits that allege gun makers are liable for the costs of gun violence, including police protection and medical care.

     Ruger had boasted that he kept the company's profits up, despite what he called "the legally and factually baseless municipal lawsuits."

     Judges have dismissed some of these lawsuits, while others are proceeding in court or are being appealed.

     Sturm, Ruger & Co. has manufacturing plants in Newport, N.H., and Arizona.

     After World War II, Ruger expanded the company from a tiny manufacturer in a state full of giant arms producers into the industry leader.